Exhibit 99.6

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION AS OF AND FOR THE

TWELVE MONTHS ENDED DECEMBER 31, 2014

The unaudited pro forma combined financial information and explanatory notes present how the combined statements of Riverview and Citizens may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheets at December 31, 2014 assume the merger was completed on that date. The unaudited pro forma combined income statements for the twelve months ended December 31, 2014 give effect to the merger as if the merger had been completed January 1, 2014. The unaudited pro forma combined financial information shows the impact of the merger on Riverview’s and Citizens’ combined financial position and results of operations under the purchase method of accounting with Riverview treated as the acquirer from an accounting standpoint. Under this method of accounting, Riverview will be required to record the assets and liabilities of Citizens at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Riverview and Citizens that can be found elsewhere in the joint proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset disposition and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet, including fair market estimates.

PRO FORMA COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2014

Unaudited (in thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro forma Adjustments		Pro forma Combined
ASSETS
Cash and due from banks	$8,477	$609	$9,086	$(811	)(1)	$8,275
Interest bearing deposits	6,103	1,323	7,426	—		7,426

Cash and cash equivalents	14,580	1,932	16,512	(881)		15,701
Interest bearing time deposits with banks	992	162	1,154	—		1,154
Investment securities available for sale	48,818	17,650	66,468	—		66,468
Mortgage loans held for sale	216	—	216	—		216
Loans, net of unearned income	342,693	47,216	389,909	(164	)(2)	389,745
Less: Allowance for loan losses	3,792	665	4,457	(665	)(3)	3,792

Total net loans	338,901	46,551	385,452	501		385,953
Premises and equipment, net	11,440	1,017	12,457	(200	)(4)	12,257
Accrued interest receivable	1,237	203	1,440	—		1,440
Restricted investment in bank stocks	1,002	97	1,099	—		1,099
Cash value of life insurance	8,587	2,845	11,432	—		11,432
Foreclosed assets	1,022	31	1,053	—		1,053
Goodwill	2,297	—	2,297	2,635	(5)	4,932
Intangible assets	1,381	—	1,381	365	(6)	1,746
Deferred tax asset	4,092	1,641	5,733	(135	)(7)	5,598
Other assets	1,581	97	1,678	—		1,678

Total Assets	$436,146	72,226	508,372	$2,355		$510,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$53,620	$9,571	$63,191	$—		$63,191
Interest bearing	318,642	55,439	374,081	954	(8)	375,035

Total deposits	372,262	65,010	437,272	954		438,226
Capital lease payable	1,655	—	1,655	—		1,655
Short-term borrowings	12,500	—	12,500	—		12,500
Long-term debt	7,000	—	7,000	1,600	(12)	8,600
Accrued interest payable	154	104	258	—		258
Other liabilities	4,367	611	4,978	350	(9)	5,328

Total Liabilities	397,938	65,725	463,663	2,904		466,567

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	38,208	6,501	44,709	(549	)(1)(10)	44,160

Total Liabilities and Shareholders’ Equity	$436,146	72,226	$508,372	$2,355		$510,727

Per Share Data:
Common shares outstanding	2,708,840	208,000	2,916,840	284,311		3,201,151
Book value per common share	$14.10	$31.25				$13.80
Tangible book value per common share	$12.75	$31.25				$11.71

PRO FORMA COMBINED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2014

Unaudited (In thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro forma Adjustments		Pro forma Combined
Interest income
Loans, including fees	$15,864	$1,949	$17,813	$(71	)(2)	$17,742
Investment securities—taxable	1,178	452	1,630	—		1,630
Investment securities—tax exempt	632	—	632	—		632
Federal funds sold	1	—	1	—		1
Interest-bearing deposits	39	10	49	—		49
Dividends	57	—	57	—		57

Total interest income	17,771	2,411	20,182	(71)		20,111

Interest expense
Deposits	1,853	773	2,626	(318	)(8)	2,308
Short-term borrowings	21	—	21	—		21
Long-term debt	250	—	250	68	(12)	318

Total interest expense	2,124	773	2,897	(250)		2,647

Net interest income	15,647	1,638	17,285	179		17,464
Provision for loan losses	526	—	526	—		526

Net interest income after provision for loan losses	15,121	1,638	16,759	179		16,938

Noninterest income
Service charges on deposit accounts	451	85	536	—		536
Other service charges and fees	812	138	950	—		950
Earnings on cash value of life insurance	223	87	310	—		310
Fees and commissions from securities brokerage	834	—	834	—		834
Gain (loss) on sale of available for sale securities	463	148	611	—		611
Gain (loss) on sale and valuation of other real estate owned	(317)	(1)	(318)	—		(318)
Gain (loss) on sale of other assets	(2)	—	(2)	—		(2)
Gain from sale of mortgage loans	315	—	315	—		315

Total noninterest income	2.779	457	3,236	—		3,236

Other expense
Salaries and employee benefits	7,599	1,007	8,606	—		8,606
All other operating expenses	6,853	1,743	8,596	52	(6)	8,648

Total other expense	14,452	2,750	17,202	52		17,254

Income (loss) before income taxes	3,448	(655)	2,793	127		2,920
Federal income tax expense/(benefit)	727	(268)	459	43	(11)	502

Net income (loss)	$2,721	$(387)	$2,334	$84		$2,418

Basic earnings (loss) per (weighted average) share	$1.01	$(1.86)	$0.80			$0.76
Diluted earnings (loss) per (weighted average) share	$1.00	$(1.86)	$0.80			$0.75
Weighted average number of shares outstanding
Basic	2,705,675	208,000	2,913,675	284,311		3,197,986
Diluted	2,715,874	208,000	2,923,874	284,311		3,208,185

Notes to Unaudited Pro forma Combined Financial Information

Note 1 – Basis of Pro forma Presentation

The unaudited pro forma combined balance sheets as of September 30, 2015 and the combined statements of income for the nine months ended September 30, 2015 and the unaudited pro forma combined balance sheets as of December 31, 2014 and combined statements of income for the year ended December 31, 2014 illustrate the effect of the proposed merger. As required by FASB ASC Topic 805-Business combinations, we have used the acquisition method of accounting and adjusted the recorded value of the acquired assets and liabilities of Citizens to their fair value as of the balance sheet date. Under this method, we will record Citizens’ assets and liabilities as of the date of the acquisition at their respective fair values and add them to those of Riverview. We will record in goodwill any difference between the purchase price for Citizens and the fair value of the identifiable net assets acquired (including core deposit intangibles). We will not expense the amortization of the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the merger. Financial statements that Riverview issues after the acquisition will reflect the results attributable to the acquired operations of Citizens beginning on the date of completion of the merger.

In connection with the merger, Riverview and Citizens are currently working to further develop their preliminary plans to consolidate their operations. During the next several months, we expect to refine the specific details. We are currently in the process of assessing the two companies’ personnel, benefit plans, premises and equipment, computer systems and service contracts to determine where we may take advantage of redundancies. We will record costs associated with such decisions and any other merger related costs as incurred and have not included them in the pro forma adjustments to the pro forma combined statements of income.

The unaudited pro forma combined financial information contained herein reflects the receipt by Citizens’ shareholders, for each share of Citizens common stock they own immediately prior to completion of the merger, either: (i) 2.9586 shares of Riverview common stock, which we refer to as the exchange ratio, or (ii) $38.46 in cash. Citizens’ shareholders who elected to receive the cash consideration or the stock consideration for each share owned, were subject to the limitation that no more than 20% of the outstanding Citizens shares may be converted into the cash consideration. Cash elections that were made for more than 20% of the outstanding Citizens’ shares, were proportionately converted into stock elections until the 20% limit was met. Utilizing the exchange ratio of 2.9586 to 1.0 for Citizens, it was determined that the Citizens common shareholders own 15.4% of the voting stock and Riverview common shareholders own approximately 84.6% of the combined company after the merger.

The unaudited pro forma combined financial information were based upon the fact that the total number of shares of Citizens common stock was 208,000 and the total number of Riverview common shares were 2,713,366 immediately prior to the completion of the merger. The Citizens’ shareholder election resulted in 20% of the outstanding Citizens shares, equaling 41,600 shares that were converted into cash at $38.46, totaling $1.6 million. Applying the 2.9586 exchange rate to the remaining 166,400 shares of Citizens common stock, Riverview issued 492,311 additional shares of Riverview stock. The total outstanding shares of Riverview common stock after the effective date of the merger were 3,205,677 shares.

The unaudited pro forma combined financial information as of September 30, 2015 and December 31, 2014, respectively, combine the historical consolidated financial statements of Riverview and Citizens and give effect to the proposed consolidation as if the merger occurred on those respective dates.

The notes to the unaudited pro forma combined financial statements describe the pro forma amounts and adjustments presented below.

Note 1 – Basis of Pro forma Presentation (Continued)

THIS PRO FORMA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT RIVERVIEW WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined financial information presented below is based on, and should be read together with the historical financial information that Riverview and Citizens included in the joint proxy statement/prospectus as of and for the indicated periods.

The total estimated purchase price of Citizens common stock for the purpose of this pro forma financial information is $8,000,000.

		September 30, 2015
		Unaudited (In thousands, except share data)
Purchase Price:
Citizens common stock outstanding to be exchanged	166,400
Exchange ratio	2.9586

Riverview common stock to be issued	492,311
Assumed price per Riverview common share	$13.00

Purchase price assigned to shares exchanged for stock		$6,400
Citizens common stock to be converted to cash	41,600
Per share value assigned to Citizens shares to be converted to cash consideration	$38.46

		1,600

Total purchase price		$8,000

Net Assets Acquired
Citizens shareholders’ equity	$6,677
Estimated adjustments to reflect assets acquired at fair value:
Loans
Impaired loan credit mark	(120)
Non-impaired loan credit mark and yield adjustment	(44)
Allowance for loan losses	568
Bank premises & furniture, fixtures and equipment	(200)
Core deposit intangibles	365
Deferred tax asset	(135)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(954)
Unfunded pension liability adjustment	(350)
Transaction merger expenses to be incurred by Citizens	(243)

		5,564

Goodwill		$2,436

Reconcilement of ProForma Shares Outstanding
Riverview shares outstanding		2,711,258
Citizens shares outstanding	208,000
Estimated percentage of Citizens shares to be exchanged	80%

Estimated shares to be exchanged	166,400
Exchange ratio	2.9586

Estimated Citizens shares exchanged into Riverview shares		492,311

Total pro forma shares		3,203,569

Percentage ownership for Riverview		84.6%

Percentage ownership for Citizens		15.4%

Note 1 – Basis of Pro forma Presentation (Continued)

The merger will be accounted for using the acquisition method of accounting for business combinations which requires that the assets and liabilities of Citizens be adjusted to the fair value as of the date of the merger.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Citizens at their respective fair values and represent management’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared with the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the income statement due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations, combined financial position or the final goodwill resulting from the merger that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined companies.

Note 2 – Pro forma Adjustments

The purchase accounting and pro forma adjustments relating to the unaudited pro forma combined balance sheets and income statements are described as follows:

(1)	For purposes of the unaudited pro forma combined consolidated financial statements, merger costs for both Riverview and Citizens are not included in the unaudited pro forma combined statements of income. The merger costs related to Riverview and Citizens, respectively, associated with the acquisition will be recorded as expense as incurred for GAAP reporting. Total direct transaction costs were estimated to be $528,000 for Riverview and $469,000 for Citizens, for a total of $997,000. Pending direct transaction costs included in the pro forma combined consolidated balance sheets as a decrease to cash and equity are as follows for the dates presented:

	September 30, 2015	December 31, 2014
Riverview	$187,000	$448,000
Citizens	243,000	363,000

Total	$430,000	$811,000

(2)	Citizens’ loan receivable adjustments include: (a) a fair value premium of $500,000 on non-impaired loans to reflect fair value of loans based on current interest rates of similar loans. This adjustment will be substantially recognized over approximately 7 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $71,000 in the first year following consummation of the merger; and (b) loan credit mark-downs on non-impaired and impaired loans of $544,000 and $120,000, respectively, for which no pro forma earnings impact was assigned.

Note 2 – Pro forma Adjustments

(3)	Reversal of Citizens’ allowance for loan losses of $568,000 as of September 30, 2015 and $665,000 as of December 31, 2014 in accordance with the acquisition method of accounting for the merger.

(4)	Adjustment of $200,000 to reflect the decrease in fair value for Citizens’ premises and equipment. Pro forma occupancy and equipment expense will not be affected by this adjustment.

(5)	Goodwill is created when the purchase price exceeds the fair value of the net assets acquired, which for purposes of this analysis results in goodwill of $2,436,000 as of September 30, 2015 and $2,635,000 as of December 31, 2014. Riverview will determine the final allocation of the purchase price after it has completed additional analysis to determine the fair values of Citizens tangible and identifiable intangible assets and liabilities as of the date of merger. Changes in the fair value of the net assets of Citizens as of the date of the merger will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs and changes in Citizens shareholders’ equity, including net income between September 30, 2015 and the date of the merger will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Riverview has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of Citizens at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available as additional analysis is performed. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities

(6)	A premium adjustment of $365,000 to record a core deposit intangible of acquired Citizens deposit liabilities to reflect the fair value of deposits and the related amortization using an accelerated method based upon an expected life of 7 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $39,000 for the nine months ended September 30, 2015 and $52,000 in the twelve months ended December 31, 2014.

(7)	Adjustment to reflect Citizens net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense. The accumulated reduction to net deferred tax assets related to purchase accounting adjustments and eliminations totals $135,000.

(8)	A fair value premium of $954,000 to reflect the fair value of certain Citizens interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment

Note 2 – Pro forma Adjustments

will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. The adjustment is expected to decrease pro forma pre-tax interest expense by $239,000 for the nine months ended September 30, 2015 and $318,000 for the twelve months ended December 31, 2014.

(9)	Includes an unfunded pension liability adjustment of $350,000 for a discontinued Citizens defined benefit pension plan.

(10)	Pro forma adjustments to shareholders’ equity consist of the following:

Elimination of Citizens’ shareholders’ equity accounts as follows:

	September 30, 2015	December 31, 2014
Common stock	($208,000)	($208,000)
Surplus	(292,000)	(292,000)
Retained earnings	(6,940,000)	(6,808,000)
Accumulated other comprehensive income	763,000	807,000

Exchange Citizens shares for Riverview shares	6,400,000	6,400,000
Riverview transaction costs	(187,000)	(448,000)

Total pro forma adjustment	($464,000)	($549,000)

(11)	The adjustment to federal income taxes related to the fair value adjustments assumes a tax rate of 34%. The after-tax effect presented in the unaudited pro forma combined statements of income is as follows (in thousands):

Pro forma Adjustment to Federal Income Tax Associated with:	For the Nine Months Ended September 30, 2015	For the Twelve Months Ended December 31, 2014
Loans, including fees	($18)	($24)
Deposits	81	108
Long-term debt	(17)	(23)
All other operating expenses	(13)	(18)

Total	$33	$43

(12)	The combined pro forma financial information reflects the result of the shareholder election, where 20% of Citizens’ shareholders elected to receive the cash consideration of $38.46 per share, totaling $1,600,000. The financial information also reflects that the funding for this cash portion of the consideration was borrowed at a rate of 4.25% and increased pro forma interest expense by $51,000 for the nine months ended September 30, 2015 and $68,000 the twelve months ended December 31, 2014.

Note 2 – Pro forma Adjustments

(13)	The pro forma EPS is calculated by dividing the earnings for the stated period by the weighted average shares outstanding for the same stated period. The pro forma adjustment for weighted average shares can be computed in the following manner:

Citizens’ shares	208,000
Assumed percentage of shares exchanged	80%

Citizens’ shares to be exchanged for Riverview shares	166,400
Exchange ratio	2.9586

Assumed Riverview shares created through exchange	492,311
Less: Citizens shares eliminated by transaction	208,000

Pro forma adjustment to shares outstanding	284,311